SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is entered into as of this 23rd day of February, 2015 by and between Global Entertainment Properties, LLC (the "Purchaser" or the "Holder"), and Q Lotus Holdings, Inc., a Nevada corporation (the "Issuer").

WHEREAS, Purchaser desires to acquire equity securities of the Issuer and the Issuer desires to issue and sell them to Purchaser.

NOW, THEREFORE, in consideration for the purchase of 400,000,000 shares of common stock of Q Lotus Holdings Inc. Purchaser hereby agrees to provide sixty million dollars cash ($60,000,000) through a loan, third party lender or investment of which an initial payment of two million five hundred thousand dollars ($2,500,000) (the "Initial Payment") will be paid on or before March 9th 2015 and of which the balance of the fifty-seven million, five hundred thousand dollars cash will be paid in full incrementally over the next one year after the initial stage of this proposal is fully satisfied. The terms and conditions of the remainder fifty-seven million, five-hundred thousand dollars will be negotiated in good faith between the parties as immediately hereafter as the parties may allow. It is understood that the parties have agreed to the initial portion of this proposal and will not make a condition of the second portion contingent upon the first. The parties agree to negotiate the second portion of the proposal as soon as it is practicable on the part of both parties. As additional consideration, Global Entertainment Properties, LLC agrees to utilize its best efforts to make available a one hundred and forty million dollar ($140,000,000) line of credit to finance Q Lotus Holdings Inc. projects on such terms and for such projects as shall be mutually approved by Q Lotus Holdings Inc. and Global Entertainment Properties LLC. Global Entertainment Properties, LLC retains the right to a full accounting of all monies loaned or invested to Q Lotus Holdings, Inc.

Issuance and Sale of Shares. Issuer hereby agrees to deliver to Purchaser at the Closing (as defined below), and Purchaser hereby agrees to acquire from Issuer at the Closing, 400,000,000 non-assessable shares of Common Stock, par value, $0.001 per share of the Issuer (the "Shares"), free and clear of all liens, claims and other encumbrances.

Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur and be effective upon receipt of the Initial Payment from the Purchaser to the Issuer, and the issuance of the shares and delivery of the

certificates will be at the earliest reasonable practicable date, but in no event, shall the stock certificates be issued any later than two (2) weeks following delivery of the funds.

Issuer's Representations and Warranties. Issuer represents and warrants to Purchaser as follows:

Issuer has legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No other act or proceeding on the part of Issuer will be necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Issuer's execution and performance under this Agreement is not limited or prohibited by, and will not cause a breach of, constitute a default under, result in the termination or acceleration of, terminate, modify or cancel, or require any notice under any agreement or understanding to which Issuer is a party, and this Agreement represents a valid and binding obligation of Issuer, enforceable against it in accordance with its terms.

There are no actions, suits, proceedings, orders or investigations pending or, to the Issuer's knowledge, threatened against or affecting Issuer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could adversely affect Issuer's performance under this Agreement or the consummation of the transactions contemplated hereby.

No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or person is required in connection with the execution, delivery or performance of this Agreement by Issuer or the consummation by the Issuer of the transactions contemplated hereby. Assuming the representations and warranties of the Purchaser are true, the offer and sale of the Shares pursuant to this Agreement are exempt from the registration requirements of the 1933 Act (as defined below) and the Issuer has not and will not take any actions which would cause the offers and sales contemplated hereunder to be ineligible for such exemption or subject the same to the registration or qualification requirements or blue sky laws of any applicable jurisdiction. The offer and sale of the Shares was made in accordance with, and in full compliance with, all applicable federal and state securities laws.

At the Closing, by acquiring the Shares as contemplated by this Agreement, Purchaser shall receive good and marketable title to all of the Shares free and clear of all liens, claims or encumbrances, other than the effects of applicable securities laws on the resale of the Shares.

Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Issuer as follows:

Purchaser has legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

This Agreement represents a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

Purchaser is purchasing the Shares for investment purposes and not with a view to offer or sale thereof in connection with any public distribution or in any other manner that would violate the Securities Act of 1933, as amended (the "1933 Act") or the securities or blue sky laws of any state or of any foreign jurisdiction or require registration thereunder. Purchaser will not offer or sell or otherwise dispose of any of the Shares so purchased in violation of the 1933 Act or the Securities Exchange Act of 1934, as amended. Purchaser understands that the Shares are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Issuer is relying upon the truth and accuracy of the representations and warranties of the Purchaser set forth herein in order to determine the availability of such exemptions. The Purchaser understands and agrees that the Shares have not been registered under the 1933 Act, or any foreign or state securities laws and that, accordingly, will not be transferable except as permitted under various exemptions contained in the 1933 Act, foreign or state securities laws, or upon satisfaction of the registration and prospectus delivery requirements of the 1933 Act. The Purchaser acknowledges and agrees that it must bear the economic risk of the Shares it is acquiring hereunder for an indefinite period of time because such Shares have not been registered under the 1933 Act and therefore cannot be transferred unless subsequently registered or an exemption from registration is available.

Purchaser is a sophisticated investor and has expertise in, and is not relying on the Issuer with respect to, the corporate, tax, legal, regulatory and economic considerations involved in the acquisition of the Shares.

Notices. All notices and other communications required or desired to be given pursuant to this Agreement will be given in writing and will

be deemed duly given upon personal delivery, or on the third day after mailing if sent by an nationally recognized overnight delivery service which maintains records of the time, place and recipient of delivery, or upon receipt of an electronically confirmed transmission if sent by telex, telecopy or facsimile transmission, and in each case if addressed as follows, as the same may be changed from time to time by any party in accordance with this Section:

If to Purchaser:

Global Entertainment Properties, LLC
1712 Pioneer Avenue, Suite 5221
Cheyenne, WY 82001
Attn: Frank K. Wheaton, Esq.

If to Issuer:
Q Lotus Holdings, Inc.
520 N. Kingsbury St # 1810
Chicago, IL 60654
Attn: Gary A. Rosenberg

Indemnification. Notwithstanding the consummation of the transactions contemplated hereby, and regardless of any investigation made at any time by or on behalf of Issuer or any information which Issuer may have in the future, Purchaser shall hold Issuer harmless against and shall reimburse Issuer for any losses, liabilities, damages, claims and expenses (including reasonable attorneys' fees and expenses) (collectively "Losses") resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by the Purchaser hereunder. Notwithstanding the consummation of the transactions contemplated hereby, and regardless of any investigation made at any time by or on behalf of Purchaser or any information which Purchaser may have in the future, Issuer shall hold Purchaser harmless against and shall reimburse Purchaser for any Losses resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by the Issuer hereunder.

Miscellaneous. In interpreting, construing and administering this Agreement, Purchaser and Issuer hereby agree as follows:

This Agreement hereby represents the entire agreement and understanding of the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements with regard to such subject matter.

This Agreement may not be terminated, discharged or modified except by delivery of a written document signed by Purchaser and Issuer.

Issuer and Purchaser each agree to execute and deliver such documents and to take such further action as the other party may reasonably request in order to effectuate the transactions described in this Agreement.

The headings of the paragraphs of this Agreement are for convenience only and shall not constitute a part hereof.

This Agreement shall be construed and enforced pursuant to the laws and decisions of the state of Illinois without giving effect to any choice or conflict of law provisions that would cause the application of law of any jurisdiction other than the state of Illinois. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.

No party may assign or delegate its rights or obligations under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

All actions or proceedings arising in connection with this Agreement may be tried and litigated in the state or federal courts located in the State of Illinois. Each party hereby waives any right it may have to assert the doctrine of forum non convenient or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in the State of Illinois shall have in persona jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this agreement by nationally recognized overnight courier, postage prepaid, to its address for the giving of notices as set forth in this agreement. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, Purchaser and Issuer have entered into this Agreement as of the date first written above.

GLOBAL ENTERTAINMENT PROPERTIES, LLC

By:________________________________

Name: Frank K. Wheaton, Esq.

Title: Authorized Signatory

Q LOTUS HOLDINGS, INC.

By:________________________________

Name: Gary A. Rosenberg

Title: Chief Executive Officer

GLOBAL ENTERTAINMENT PROPERTIES, LLC

By:______________________________

Name: Frank K. Wheaton, Esq.

Title: Authorized Signatory

Q LOTUS HOLDINGS, INC.

By:______________________________

Name: Gary A. Rosenberg

Title: Chief Executive Officer